Exhibit 11. Statement re computation of per share earnings

The reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for the years ended December 31 are as follows: (in thousands, except per share data)

                                                                               Years Ended
                                             December 31, 2004              December 31, 2003              December 31, 2002
                                         --------------------------     --------------------------     --------------------------
                                                  Weighted     Per               Weighted    Per                Weighted     Per
                                          Net     Average     Share      Net     Average    Share       Net     Average     Share
                                         Income    Shares    Amount     Income    Shares    Amount     Income    Shares    Amount
                                         ------   --------   ------     ------   --------   ------     ------   --------   ------
Basic Earnings per Common Share
Net income available to common
   shareholders                         $18,214    19,124     $0.95    $16,366    17,724     $0.92    $12,877    14,714     $0.88
                                                              =====                          =====                          =====
Effect of Dilutive Shares
Weighted average shares if converted                  352                            263                            186
                                                   ------                         ------                         ------
Diluted Earnings per Common Share
Net income available to common
   shareholders                         $18,214    19,476     $0.94    $16,366    17,987     $0.91    $12,877    14,900    $0.86
                                        =======    ======     =====    =======    ======     =====    =======    ======    =====


All per share data and average shares were restated to reflect a 3-for-2 stock split declared on May 23, 2002 and January 18, 2005 and paid on July 12, 2002 and February 18, 2005, respectively.

At December 31, 2004 257,100 stock options were excluded from the calculation of earnings per common share as they were antidilutive. There were no shares that were antidilutive at December 31, 2003 and 2002.